Busey®

100 W. UNIVERSITY AVE.
CHAMPAIGN, IL 61820

WWW.BUSEY.COM

April 25, 2017
First Busey Announces 2017 First Quarter Earnings

Champaign, IL – (Nasdaq: BUSE)

Message from our President & CEO

Significant progress made from the quarter ended March 31, 2016, driven by the Pulaski acquisition and organic growth:

● Net income available to common stockholders of $15.2 million, up 45.4%
● Total net interest income of $42.0 million, up 50.4%
● Average portfolio loans of $3.862 billion, up 49.5%
● Average non-interest bearing deposits of $1.067 billion, up 38.9%
● Diluted earnings per common share of $0.39, up 8.3%
● April 2017 dividend of $0.18, up from $0.17 in April 2016

Other recent highlights:
• Announcement of expected acquisition of First Community Financial Partners and Mid Illinois Bancorp, Inc.

First Busey Corporation's (the "Company") net income for the first quarter of 2017 was $15.2 million, or $0.39 per diluted common share.  The Company reported net income of $11.5 million or $0.30 per diluted common share for the fourth quarter of 2016 and net income of $10.4 million or $0.36 per diluted common share for the first quarter of 2016.  The results benefitted from the acquisition of Pulaski Financial Corp. ("Pulaski"), headquartered in St. Louis, Missouri, and the operations of its subsidiary, Pulaski Bank, National Association ("Pulaski Bank"), since the closing of the transaction on April 30, 2016.

First Busey announced the signing of a definitive agreement, to acquire First Community Financial Partners, Inc. ("First Community"), headquartered in Joliet, Illinois, which is anticipated to close in mid-2017, subject to customary closing conditions, including required approvals.  It is anticipated that First Community Financial Bank, First Community's bank subsidiary, will be merged with and into First Busey's bank subsidiary, Busey Bank, at a date following the completion of the holding company merger.  The merger with First Community will allow us to significantly expand our geographic presence into the attractive southwest suburbs of Chicago.  Please reference the Company's Registration Statement on Form S-4, which includes a proxy statement/prospectus, originally filed on March 15, 2017 for additional information regarding our pending acquisition of First Community.

Additionally, in the first quarter of 2017, First Busey announced the signing of a definitive agreement to acquire Mid Illinois Bancorp, Inc. ("Mid Illinois"), the holding company for South Side Trust & Savings Bank of Peoria ("South Side Bank").  The acquisition will enhance the Company's existing deposit, commercial banking and trust and investment presence in the greater Peoria area. The merger is anticipated to close in the second half of 2017, subject to customary closing conditions, including required approvals.  It is anticipated that South Side Bank will be merged with and into Busey Bank at a date following the completion of the holding company merger.  Please reference the Company's Form 8-K, filed on March 13, 2017, which includes the agreement and plan of merger, for additional information.

During the first quarter of 2017, the Company incurred $0.7 million of pre-tax expenses related to the aforementioned pending acquisitions, which primarily consisted of legal and professional expenses.  Additional notable pre-tax items incurred by the Company during the first quarter of 2017 included $0.2 million of restructuring costs and an insignificant amount related to the Pulaski acquisition.  Excluding these items, the Company's operating earnings1 for the first quarter of 2017 would have been $15.8 million, or $0.41 per diluted common share.

1 Operating earnings, a non-GAAP financial measure, see Non-GAAP Financial Information below for reconciliation

Overview and Strategy: The Company produced growth in key areas in the opening months of the year, including commercial loans and non-interest bearing deposits, while net income in the banking, remittance processing and wealth management segments all grew on a linked quarter and comparative basis to prior year.  Credit metrics were also positive, with net recoveries recorded to the allowance for loan losses that drove lower provision expense, and solid gains in other real estate owned ("OREO") – all indicators of ongoing balance sheet strength.
Commercial loans at March 31, 2017 grew to $2.799 billion from $2.796 billion for the fourth quarter of 2016, a notable increase of $3.1 million compared to seasonal declines typically experienced in the first quarter, led by growth in commercial and industrial and owner-occupied real estate portfolios.  Non-interest bearing deposit growth for the first quarter of 2017 was also concentrated in commercial accounts.
Mortgage revenues slowed significantly and balances of loans held for sale decreased, supplemented with active cost reduction efforts and effective headcount management in contemporaneous response.  Company-wide, full-time equivalent employees totaled 1,251 at March 31, 2017, down from 1,295 at December 31, 2016, and up from 788 at March 31, 2016.
In the first quarter of 2017, the Company sold 100% risk weighted investments and reinvested in 20% risk weighted investments at higher yields to better manage capital while also producing higher future returns. Net security gains of $0.9 million for the first quarter of 2017 increased from an insignificant amount in the fourth quarter of 2016, but decreased from $1.1 million in the first quarter of 2016.
Return on average assets during the first quarter of 2017 grew to 1.16% from 1.07% in the first quarter of 2016, while the return on average tangible stockholders' common equity increased to 12.96% from 12.20% during the same period2.
Our priorities continue to focus around balance sheet strength, profitability and growth, in that order.  With our strong capital position, an attractive core funding base, a sound credit foundation, and an active growth plan, we feel confident that we are well positioned as we look forward in 2017. New partnerships with talented bankers in St. Louis, Peoria and the Chicagoland area bring an expanding pool of business opportunities to generate value and diversity across new markets.  As we acknowledge our sustained success and continue to build upon our Company's forward momentum, we are grateful for the opportunity to consistently earn the business of our customers, based on the contributions of our talented associates and the loyal support of our shareholders.

/s/ Van A. Dukeman
President & Chief Executive Officer
First Busey Corporation

2 Average tangible stockholders' common equity, a non-GAAP financial measure, is defined as average common equity less average goodwill and intangibles

	SELECTED FINANCIAL HIGHLIGHTS[1]
	(dollars in thousands, except per share data)

	As of and for the
	Three Months Ended
	March 31,	December 31,	September 30,	March 31,
	2017	2016	2016	2016
EARNINGS & PER SHARE DATA
Net income	$15,170	$11,455	$15,422	$10,434
Revenue[2]	61,170	63,634	64,865	43,721
Diluted earnings per share	0.39	0.30	0.40	0.36
Cash dividends paid per share	0.18	0.17	0.17	0.17

Net income by operating segment
Banking	$14,749	$10,974	$15,591	$9,703
Remittance Processing	554	364	486	457
Wealth Management	1,848	1,486	284	1,322

AVERAGE BALANCES
Cash and cash equivalents	$171,684	$245,993	$281,103	$300,670
Investment securities	810,248	807,219	833,563	860,349
Loans held for sale	138,861	258,576	257,893	6,106
Portfolio loans	3,861,937	3,810,283	3,797,567	2,583,724
Interest-earning assets	4,903,639	5,046,765	5,094,884	3,691,429
Total assets	5,289,980	5,455,512	5,499,218	3,906,839

Non-interest bearing deposits	1,066,978	1,060,258	1,023,963	768,271
Interest-bearing deposits	3,250,777	3,290,710	3,347,620	2,434,837
Total deposits	4,317,755	4,350,968	4,371,583	3,203,108
Securities sold under agreements to repurchase	165,785	194,960	188,557	163,328
Interest-bearing liabilities	3,587,710	3,752,570	3,834,011	2,733,551
Total liabilities	4,694,571	4,862,532	4,910,372	3,530,128
Stockholders' common equity	595,410	592,980	588,846	376,711
Tangible stockholders' common equity[3]	474,549	471,188	466,100	344,049

PERFORMANCE RATIOS
Return on average assets[4]	1.16%	0.84%	1.10%	1.07%
Return on average common equity[4]	10.33%	7.69%	10.42%	11.14%
Return on average tangible stockholders' common equity[3,4]	12.96%	9.67%	13.16%	12.20%
Net interest margin[4,5]	3.53%	3.63%	3.51%	3.10%
Efficiency ratio[6]	58.84%	66.32%	58.03%	60.83%
Non-interest revenue as a % of total revenues[2]	31.32%	29.86%	31.96%	36.09%

[1]Results are unaudited
[2]Revenues consist of net interest income plus non-interest income, net of security gains and losses
[3]Average tangible stockholders' common equity, a non-GAAP financial measure, is defined as average common equity less average goodwill and intangibles
[4]Annualized and calculated on net income
5On a tax-equivalent basis, assuming a federal income tax rate of 35%
[6] Net of security gains and losses and intangible charges, a non-GAAP financial measure

Condensed Consolidated Balance Sheets[1]	As of
(in thousands, except per share data)	March 31,	December 31,	September 30,	March 31,
	2017	2016	2016	2016
Assets
Cash and cash equivalents	$439,511	$166,706	$360,835	$320,960
Investment securities	743,876	807,631	825,143	827,852

Loans held for sale	96,444	256,319	266,382	12,943

Commercial loans	2,799,193	2,796,130	2,715,580	1,920,953
Retail real estate and retail other loans	1,073,759	1,082,770	1,092,033	651,616
Portfolio loans	3,872,952	3,878,900	3,807,613	2,572,569

Allowance for loan losses	(48,442)	(47,795)	(47,847)	(45,171)
Premises and equipment	77,967	77,861	80,287	62,911
Goodwill and other intangibles	120,069	121,276	122,099	32,177
Other assets	136,558	164,272	177,729	106,389
Total assets	$5,438,935	$5,425,170	$5,592,241	$3,890,630

Liabilities & Stockholders' Equity
Non-interest bearing deposits	$1,206,324	$1,134,133	$996,750	$759,752
Interest-bearing checking, savings, and money market deposits	2,516,741	2,453,965	2,511,914	1,980,642
Time deposits	762,478	786,200	827,842	441,334
Total deposits	$4,485,543	$4,374,298	$4,336,506	$3,181,728

Securities sold under agreements to repurchase	163,081	189,157	212,363	166,141
Short-term borrowings	-	75,000	246,700	-
Long-term debt	80,000	80,000	80,000	80,000
Junior subordinated debt owed to unconsolidated trusts	70,903	70,868	70,834	55,000
Other liabilities	37,061	41,533	49,764	24,497
Total liabilities	$4,836,588	$4,830,856	$4,996,167	$3,507,366
Total stockholders' equity	$602,347	$594,314	$596,074	$383,264
Total liabilities & stockholders' equity	$5,438,935	$5,425,170	$5,592,241	$3,890,630

Share Data
Book value per common share	$15.75	$15.54	$15.60	$13.35
Tangible book value per common share[2]	$12.61	$12.37	$12.41	$12.23
Ending number of common shares outstanding	38,243	38,236	38,207	28,704

[1] Results are unaudited except for amounts reported as of December 31, 2016
[2] Total common equity less goodwill and intangibles divided by shares outstanding as of period end, a non-GAAP financial measure

Condensed Consolidated Statements of Operations[1]
(in thousands, except per share data)
	For the
	Three Months Ended March 31,
	2017	2016

Interest and fees on loans held for sale and portfolio loans	$40,597	$25,144
Interest on investment securities	4,330	4,380
Total interest income	$44,927	$29,524

Interest on deposits	2,044	1,107
Interest on short-term borrowings	170	95
Interest on long-term debt	113	43
Junior subordinated debt owed to unconsolidated trusts	587	337
Total interest expense	$2,914	$1,582

Net interest income	$42,013	$27,942
Provision for loan losses	500	1,000
Net interest income after provision for loan losses	$41,513	$26,942

Trust fees	6,190	5,547
Commissions and brokers' fees	722	668
Fees for customer services	5,986	4,706
Remittance processing	2,845	2,925
Mortgage revenue	2,134	880
Net security gains	857	1,067
Other	1,280	1,053
Total non-interest income	$20,014	$16,846

Salaries, wages and employee benefits	21,890	15,366
Net occupancy expense	3,185	2,167
Furniture and equipment expense	1,619	1,084
Data processing expense	3,598	3,232
Amortization expense	1,207	766
Regulatory expense	592	588
Other operating expenses	5,528	4,485
Total non-interest expense	$37,619	$27,688

Income before income taxes	$23,908	$16,100
Income taxes	8,738	5,666
Net income	$15,170	$10,434

Per Share Data
Basic earnings per common share	$0.40	$0.36
Diluted earnings per common share	$0.39	$0.36
Diluted average common shares outstanding	38,754	28,929

1 Results are unaudited

Balance Sheet Growth:  Average portfolio loans increased to $3.862 billion in the first quarter of 2017 compared to $3.810 billion in the fourth quarter of 2016 led by commercial loan growth.  Average loans were also up significantly from $2.584 billion in the first quarter of 2016 primarily related to the Pulaski acquisition, with the largest increase also in commercial loans.  Ending balances of portfolio loans decreased slightly to $3.873 billion in the first quarter of 2017 compared to $3.879 billion in the fourth quarter of 2016 primarily in the retail portfolio, but increased from $2.573 billion in the first quarter of 2016, primarily as a result of the Pulaski merger.

The balance of loans held for sale decreased to $96.4 million on March 31, 2017 compared to $256.3 million on December 31, 2016, but increased from the $12.9 million on March 31, 2016.  The Pulaski acquisition impacted the first quarter 2017 results as compared to the same period of 2016.  The decrease in the balance of loans held for sale for the first quarter of 2017 compared to the fourth quarter of 2016 was a result of lower origination volumes in 2017 driven by market influences.

Average non-interest bearing deposits of $1.067 billion for the three months ended March 31, 2017 increased from $1.060 billion for the three months ended December 31, 2016 and $768.3 million for the three months ended March 31, 2016.  Average non-interest bearing deposits represented 24.7% of total average deposits for the first quarter of 2017.  The Company remains strongly core deposit funded with solid liquidity and significant market share in the communities it serves.

With fewer days in the first quarter, net interest income of $42.0 million decreased from $44.6 million in the fourth quarter of 2016, but increased from $27.9 million in the first quarter of 2016.  Total purchase accounting accretion and amortization was $1.9 million for the first quarter of 2017 and $3.3 million for the fourth quarter of 2016.

The net interest margin decreased to 3.53% for the first quarter of 2017, compared to 3.63% for the fourth quarter of 2016, but increased from 3.10% for the first quarter of 2016.  The net interest margin included a tax-equivalent adjustment of $0.7 million in the current quarter.  Net of purchase accounting, the net interest margin for the first quarter of 2017 was 3.38%, relatively unchanged from 3.39% for the fourth quarter of 2016, despite the drop in volumes on loans held for sale.  Average interest-earning assets for the three months ended March 31, 2017 decreased to $4.904 billion compared to $5.047 billion for the three months ended December 31, 2016, but increased from $3.691 billion for the three months ended March 31, 2016.

Capital Strength:  The Company's strong capital levels, coupled with its earnings, have allowed it to provide a steady return to its stockholders through dividends.  The Company will pay a cash dividend on April 28, 2017 of $0.18 per common share to stockholders of record as of April 21, 2017.  The Company has consistently paid dividends to its common stockholders since the bank holding company was originally organized in 1980.

At the end of the first quarter of 2017, Busey Bank continued to exceed the capital adequacy requirements necessary to be considered "well-capitalized" under applicable regulatory guidelines.  The Company's tangible stockholders' common equity3 ("TCE") increased to $489.2 million at March 31, 2017 compared to $480.4 million at December 31, 2016 and $353.8 million at March 31, 2016. TCE represented 9.19% of tangible assets at March 31, 2017 compared to 9.05% at December 31, 2016 and 9.16% at March 31, 2016.4

3Tangible stockholders' common equity, a non-GAAP financial measure, is defined as common equity less tax-effected goodwill and intangibles
4Tangible assets, a non-GAAP financial measure, is defined as total assets less tax-effected goodwill and intangibles

Asset Quality:  While much internal focus has been directed toward growth, the Company's commitment to credit quality remains strong.  The asset metrics reflect the post combination results with Pulaski.  As of March 31, 2017, the Company reported a decrease in non-performing loans to $20.9 million compared to $21.6 million as of December 31, 2016 and an increase from $17.8 million as of March 31, 2016.  Non-performing loans were 0.54% of total portfolio loans as of March 31, 2017 compared to 0.56% as of December 31, 2016 and 0.69% as of March 31, 2016.

The Company recorded net recoveries of $0.1 million for the first quarter of 2017, compared to net charge-offs of $1.6 million for the fourth quarter of 2016 and net charge-offs of $3.3 million for the first quarter of 2016.  The allowance for loan losses as a percentage of portfolio loans increased to 1.25% at March 31, 2017 compared to 1.23% at December 31, 2016 and 1.76% at March 31, 2016. As a result of acquisitions, the Company is holding acquired loans that are carried net of a fair value adjustment for credit and interest rate marks and are only included in the allowance calculation to the extent that the reserve requirement exceeds the fair value adjustment.  The Company recorded a provision for loan losses of $0.5 million in the first quarter of 2017, compared to $1.5 million in the fourth quarter of 2016 and $1.0 million in the first quarter of 2016.

With a continued commitment to asset quality and the strength of our balance sheet, near-term loan losses are expected to remain generally low.  While these results are encouraging, asset quality metrics can be generally influenced by market specific economic conditions, and specific measures may fluctuate from period to period.

Asset Quality[1]	As of and for the Three Months Ended
(in thousands)	March 31,	December 31,	September 30,	March 31,
	2017	2016	2016	2016

Portfolio loans	$3,872,952	$3,878,900	$3,807,613	$2,572,569
Non-performing loans
Non-accrual loans	20,544	21,423	16,253	17,368
Loans 90+ days past due	311	131	3,830	452
Non-performing loans, segregated by geography
Illinois/ Indiana	16,778	18,104	16,169	16,932
Missouri	3,154	2,730	3,258	-
Florida	923	720	656	888
Loans 30-89 days past due	9,804	4,090	7,709	2,436
Other non-performing assets	739	2,518	2,324	463
Non-performing assets to portfolio loans and non-performing assets	0.56%	0.62%	0.59%	0.71%
Allowance as a percentage of non-performing loans	232.28%	221.75%	238.25%	253.48%
Allowance for loan losses to portfolio loans	1.25%	1.23%	1.26%	1.76%
Net (recoveries) charge-offs	$(147)	$1,552	$(539)	$3,316
Provision for loan losses	500	1,500	1,950	1,000

[1] Results are unaudited except for amounts reported as of December 31, 2016

Fee-based Businesses:  Revenues from trust fees, commissions and brokers' fees, and remittance processing activities represented 48.8% of the Company's non-interest income for the quarter ended March 31, 2017, providing a balance to revenue from traditional banking activities.  As Pulaski had no legacy fee income in these businesses, the addition of these service offerings in Pulaski's markets is expected to provide attractive growth opportunities in future periods.

Trust fees and commissions and brokers' fees grew to $6.9 million for the first quarter of 2017 compared to $5.9 million for the fourth quarter of 2016, inclusive of farm management income growth of $0.7 million.  Trust fees and commissions and brokers' fees also increased from $6.2 million for the first quarter of 2016, inclusive of farm management income growth of $0.2 million.  Net income from the wealth management segment increased to $1.8 million for the first quarter of 2017 compared to $1.5 million for the fourth quarter of 2016, and $1.3 million for the first quarter of 2016, with market expansion into St. Louis and strong performance from Busey Ag Services, a wealth management division of Busey Bank, producing positive results.

Remittance processing revenue increased 5.5% on a linked quarter basis to $2.8 million for the first quarter of 2017 compared to $2.7 million for the fourth quarter of 2016, but decreased 2.7% from $2.9 million for the first quarter of 2016.  The increases were primarily due to growth in online and mobile service revenues, with some offset to growth from prior year based on customers lost through consolidation with other companies.  Net income from the remittance processing segment was $0.6 million for the first quarter of 2017, an increase from $0.4 million in the fourth quarter of 2016 and $0.5 million in first quarter of 2016.

The Company has historically held a leading position in its primary residential loan markets in Central Illinois, while the operations acquired from Pulaski have been ranked among the top residential mortgage loan producers in the St. Louis and Kansas City markets.  Influenced during the first quarter of 2017 by a marked increase in mortgage rates and associated costs, as well as seasonally slowing home purchase activity and declines in purchase inventory, mortgage revenue decreased to $2.1 million compared to $2.9 million for the fourth quarter of 2016.  Mortgage revenue increased significantly from $0.9 million in the first quarter of 2016 principally from the additional mortgage activity contributed by the operations acquired from Pulaski.

Operating Efficiency:  An active business outreach across the Company's footprint continues to support ongoing business expansion and effectively underlies the combination of the operations acquired from Pulaski with First Busey's.  The efficiency ratio, inclusive of acquisition and restructuring costs, of 58.84% for the first quarter of 2017 improved from 60.83% for the same period of 2016.  The Company remains focused on expense discipline. Specific areas of operating performance are detailed as follows:

• Salaries, wages and employee benefits, decreased to $21.9 million in the first quarter of 2017 compared to $22.8 million in the fourth quarter of 2016, but increased from $15.4 million in the first quarter of 2016.  The increase from first quarter of 2016 is primarily the result of the Pulaski acquisition.  In addition, the first quarter of 2017 and the fourth quarter of 2016 were negatively impacted by $0.2 million and $1.1 million of restructuring costs, respectively, as the Company proactively addressed the changing needs of our organization while balancing growth with efficiency.

• Data processing expense in the first quarter of 2017 decreased to $3.6 million compared to $8.0 million in the fourth quarter of 2016 and $3.2 million in the first quarter of 2016.  The fourth quarter of 2016 increase was primarily due to $5.3 million of software conversion expenses related to the Pulaski acquisition.

• Other operating expenses decreased to $5.5 million in the first quarter of 2017, compared to $6.4 million in the fourth quarter of 2016 and increased from $4.5 million in the first quarter of 2016.  Gain on sale of OREO, net of costs, increased for the first quarter of 2017 to $1.2 million compared to $0.1 million in the fourth quarter of 2016 and increased an insignificant amount in the first quarter of 2016, positively impacting other operating expenses. In addition, the first quarter of 2017 includes $0.7 million of pre-tax expenses related to pending acquisitions an increase from $0.4 million in the fourth quarter of 2016 for Pulaski acquisition expense and $0.2 million in the first quarter of 2016.

Corporate Profile

As of March 31, 2017, First Busey Corporation (Nasdaq: BUSE) was a $5.4 billion financial holding company headquartered in Champaign, Illinois. Busey Bank, a wholly-owned bank subsidiary, is headquartered in Champaign, Illinois and has twenty-eight banking centers serving Illinois, thirteen banking centers in the St. Louis, Missouri metropolitan area, five banking centers serving southwest Florida and a banking center in Indianapolis, Indiana.  Busey Bank also offers mortgage loan products through sixteen loan production offices in the St. Louis, Kansas City, Chicago, Omaha-Council Bluffs metropolitan areas and across the Midwest.   Trevett Capital Partners, a wealth management division of Busey Bank, provides asset management, investment and fiduciary services to high net worth clients in southwest Florida.  The wealth management professionals of Trevett Capital Partners can be reached through trevettcapitalpartners.com.

Busey Bank had total assets of $5.4 billion as of March 31, 2017.

In addition, Busey Bank owns a retail payment processing subsidiary, FirsTech, Inc., which processes approximately 28 million transactions per year using online bill payment, lockbox processing and walk-in payments at its 3,000 agent locations in 36 states.  More information about FirsTech, Inc. can be found at firstechpayments.com.

Busey Wealth Management is a wholly-owned subsidiary of First Busey Corporation.  Through Busey Trust Company, Busey Wealth Management provides asset management, investment and fiduciary services to individuals, businesses and foundations.  As of March 31, 2017, Busey Wealth Management's assets under care were approximately $5.5 billion.

For more information about us, visit www.busey.com.

Contacts:

Robin N. Elliott, Chief Operating Officer & Chief Financial Officer, 217-365-4120

Susan K. Miller, Chief Accounting Officer & Deputy Chief Financial Officer, 217-365-4578

Non-GAAP Financial Information
This press release contains certain financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (GAAP). These measures include acquisition and other notable pre-tax items, operating earnings, tangible common equity, tangible common equity to tangible assets and efficiency ratios. Management uses these non-GAAP measures, together with the related GAAP measures, in analysis of the Company's performance and in making business decisions. Management also uses these measures for peer comparisons.
Management believes that notable pre-tax items and operating earnings are useful in assessing our core operating performance and in understanding the primary drivers of our non-interest income and non-interest expense when comparing periods.  Management believes that operating earnings adjusted for acquisition related expenses are a useful measure because it excludes expenses that can significantly fluctuate from acquisition to acquisition. In addition, management believes that excluding these expenses provides investors and analysts a measure to better understand the Company's primary operations when comparing the periods presented in the earnings release.
Operating earnings reconciliation for the first quarter of 2017 (in thousands):
Net income	$15,170
Pending acquisition	732
Pulaski acquisition	23
Restructuring costs	215
Related tax	(346)
Operating earnings	$15,794
Management believes that tangible common equity, tangible common equity to tangible assets and efficiency ratios are standard financial measures used in the banking industry to evaluate performance.
The non-GAAP disclosures contained herein should not be viewed as substitutes for the results determined to be in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

Special Note Concerning Forward-Looking Statements
Statements made in this report, other than those concerning historical financial information, may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of First Busey.  Forward-looking statements, which may be based upon beliefs, expectations and assumptions of First Busey's management and on information currently available to management, are generally identifiable by the use of words such as "believe," "expect," "anticipate," "plan," "intend," "estimate," "may," "will," "would," "could," "should" or other similar expressions.  Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and we undertake no obligation to update any statement in light of new information or future events.  A number of factors, many of which are beyond our ability to control or predict, could cause actual results to differ materially from those in our forward-looking statements.  These factors include, among others, the following: (i) the strength of the local, national and international economy; (ii) the economic impact of any future terrorist threats or attacks; (iii) changes in state and federal laws, regulations and governmental policies concerning First Busey's general business; (iv) changes in interest rates and prepayment rates of First Busey's assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) unexpected results of current and/or future acquisitions, which may include termination of the merger agreements, failure to realize the anticipated benefits of the acquisition and the possibility that the transaction costs may be greater than anticipated; (x) unexpected outcomes of existing or new litigation involving First Busey;  (xi) changes in accounting policies and practices; and (xii) the economic impact of exceptional weather occurrences such as tornadoes, hurricanes, floods, and blizzards.  These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.  Additional information concerning First Busey and its business, including additional factors that could materially affect its financial results, is included in First Busey's filings with the Securities and Exchange Commission (the "SEC").

Additional Information
This document does not constitute an offer to sell or the solicitation of an offer to buy any securities.  First Busey has filed a registration statement on Form S-4 with the SEC in connection with the proposed merger. The registration statement includes a proxy statement of First Community that also constitutes a prospectus of First Busey, which will be sent to the shareholders of First Community. First Community's shareholders are advised to read the proxy statement/prospectus because it will contain important information about First Busey, First Community and the proposed merger. This document and other documents relating to the merger filed by First Busey and First Community can be obtained free of charge from the SEC's website at www.sec.gov. These documents also can be obtained free of charge by accessing First Busey's website at www.busey.com under the tab "Investors Relations" and then under "SEC Filings" or by accessing First Community's website at www.fcbankgroup.com under "Investor Relations" and then under "SEC Filings." Alternatively, these documents, when available, can be obtained free of charge from First Busey upon written request to First Busey Corporation, Corporate Secretary, 100 W. University Avenue, Champaign, Illinois 61820 or by calling (217) 365-4544, or from First Community, upon written request to First Community Financial Partners, Inc., Corporate Secretary, 2801 Black Road, Joliet, Illinois 60435 or by calling (815) 725-1885.

Participations in the Solicitation
First Busey, First Community and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from shareholders in connection with the proposed merger under the rules of the SEC. Information about these participants may be found in the definitive proxy statement of First Busey relating to its 2017 Annual Meeting of Stockholders filed with the SEC on April 13, 2017 and the Annual Report on Form 10-K of First Community filed with the SEC on March 8, 2017, as amended by Amendment No. 1 to Form 10-K filed with the SEC on April 13, 2017.  These documents can be obtained free of charge from the sources indicated above. Additional information regarding the interests of these participants will also be included in the proxy statement/prospectus regarding the proposed merger when it becomes available.